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                               By-Law Amendments


                  Section 2 of Article I of the By-laws is hereby amended and restated in its entirety to read as follows:

                  "Section 2. Annual Meetings. Each Annual Meeting of the Shareholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and place as shall be designated from time to time by the Board of Directors of the Corporation (hereinafter called the "Board") and specified in the notice thereof."

                  Section 3 of Article I of the By-laws is hereby amended and restated in its entirety to read as follows:

                  "Section 3. Special Meetings. Special Meetings of the stockholders, unless otherwise provided by law, may be called by the Chairman of the Board, the President or by a majority of the Board and shall be called by the Chairman of the Board or the President on the written request of the holders of record of at least two-thirds of the shares of stock of the Corporation issued and outstanding and entitled to vote thereat. Such request in writing shall state the purpose or purposes of such meeting."

                  Article I of the By-laws is hereby amended by adding the following Section 10:

                  "Section 10. Nominations of Persons for Election to the Board. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board at the annual meeting may be made at that meeting by or at the direction of the Board, by any nominating committee or person appointed by the Board or by any shareholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 10. Such nomination, other than those made by or at the direction of the Board, shall be made pursuant


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         to timely notice in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 75 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder's notice to the secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of common stock of the Corporation which are beneficially owned by the person or by any entity with which that entity is affiliated, and
         (iv) any other information relating to the person that would be required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, if the Corporation were subject thereto; and
         (b) as to the shareholder giving the notice (i) the name and record address of the shareholder and (ii) the class and number of shares of common stock of the Corporation which are beneficially owned by the shareholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

                  "The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she shall so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded."

                  Article I of the By-laws is hereby amended by adding the following Section 11:

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                  "Section 11. Shareholder Proposed Business at Annual or
         Special Meetings. To be properly brought before the annual or any special shareholders' meeting, business must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board or (c) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before the annual or any special shareholders' meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 75 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder's notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business,
         (iii) the class and number of shares of common stock of the Corporation which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

                  "Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at the annual or any special meeting except in accordance with the procedures set forth in this Section 11; provided, however, that nothing in this Section 11 shall be deemed to preclude discussion by any shareholder of any business properly brought before the meeting.


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                  "The chairman of the meeting shall, if the facts warrant,
         determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this
         Section 11, and if he or she should so determine and declare, any such business not properly brought before the meeting shall not be transacted."

                  Section 8 of Article II of the By-laws is hereby amended and restated in its entirety to read as follows:

                  "Section 8. Removal of Directors. Any or all of the directors may be removed for cause by the affirmative vote of the holders of record of a majority of the shares of Common Stock of the Corporation then outstanding and entitled to vote, in person or by proxy, at a special meeting of stockholders called for such purpose. The provisions of this Section 8 are subject to any superseding provision contained in any duly issued and outstanding Preferred Stock."

                  Section 1 of Article XIII of the By-laws is hereby amended by deleting the first sentence thereof.

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